UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )*
                               -------------------

                                  Watsco, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    942622200
                  ---------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

                                       13G

CUSIP No.         942622200
                  ------------------------


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Columbia Wanger Asset Management, L.P.  04-3519872
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                              (a)  [ ]

                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF
                                None
       SHARES         ----- ----------------------------------------------------
                       6    SHARED VOTING POWER
    BENEFICIALLY
                                2,556,700
      OWNED BY
                      ----- ----------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER

     REPORTING                  None

    PERSON WITH       ----- ----------------------------------------------------

                       8    SHARED DISPOSITIVE POWER

                                2,556,700

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,556,700

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                                    [ ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.1%


--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IA

--------------------------------------------------------------------------------

                               Page 2 of 10 pages

                                       13G

CUSIP No.         942622200
                  ------------------------


------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WAM Acquisition GP, Inc.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                              (a)  [ ]

                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF
                                None
       SHARES         ----- ----------------------------------------------------
                       6    SHARED VOTING POWER
    BENEFICIALLY
                                2,556,700
      OWNED BY
                      ----- ----------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER

     REPORTING                  None

    PERSON WITH       ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                2,556,700

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,556,700

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                                    [ ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.1 %

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           CO

--------------------------------------------------------------------------------


                               Page 3 of 10 pages

                                                            13G

CUSIP No.         942622200
                  ------------------------


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Columbia Acorn Trust

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                              (a)  [ ]

                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Massachusetts

--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF
                                None
       SHARES         ----- ----------------------------------------------------
                       6    SHARED VOTING POWER
    BENEFICIALLY
                                2,276,000
      OWNED BY
                      ----- ----------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER

     REPORTING                  None

    PERSON WITH       ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                2,276,000

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,276,000

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                                    [ ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.9%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IV

--------------------------------------------------------------------------------

                               Page 4 of 10 Pages

Item 1(a)                  Name of Issuer:

                                    Watsco, Inc.


Item 1(b)                  Address of Issuer's Principal Executive Offices:

                                    2665 South Bayshore Drive
                                    Suite 901
                                    Coconut Grove, FL  33133


Item 2(a)                  Name of Person Filing:

                                    Columbia Wanger Asset Management, L.P.
                                       ("WAM")
                                    WAM Acquisition GP, Inc., the general
                                       partner of WAM ("WAM GP")
                                    Columbia Acorn Trust ("Acorn")


Item 2(b)                  Address of Principal Business Office:

                                    WAM, WAM GP, and Acorn are located at:
                                    227 West Monroe Street, Suite 3000
                                    Chicago, Illinois  60606


Item 2(c)                  Citizenship:

                                    WAM is a Delaware limited partnership; WAM
                                    GP is a Delaware corporation; Acorn is a Massachusetts business trust.

Item 2(d)                  Title of Class of Securities:

                                    Common Stock

Item 2(e)                  CUSIP Number:

                                    942622200

Item 3                     Type of Person:

                                    (d)     Acorn is an Investment Company under
                                            section 8 of the Investment
                                            Company Act.

                                    (e)     WAM is an Investment Adviser
                                            registered under section 203 of the
                                            Investment Advisers Act of 1940; WAM
                                            GP is the General Partner of the
                                            Investment Adviser.


                               Page 5 of 10 Pages

Item 4                     Ownership (at December 31, 2004):

                                    (a)     Amount owned "beneficially" within
                                            the meaning of rule 13d-3:

                                            2,556,700

                                    (b)     Percent of class:

                                            11.1% (based on 23,103,869 shares
                                            outstanding as of October 29,2004)

                                    (c)     Number of shares as to which such
                                            person has:

                                                  (i)  sole power to vote or to
                                                       direct the vote: none
                                                 (ii)  shared power to vote or
                                                       to direct the vote:
                                                       2,556,700
                                                (iii)  sole power to dispose or
                                                       to direct the disposition
                                                       of: none
                                                 (iv)  shared power to dispose
                                                       or to direct disposition
                                                       of: 2,556,700

Item 5                     Ownership of Five Percent or Less of a Class:

                                    Not Applicable

Item 6                     Ownership of More than Five Percent on Behalf of
                           Another Person:

                                    The shares reported herein have been
                                    acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                    Not Applicable

Item 8 Identification and Classification of Members of the Group:

                                    Not Applicable

Item 9                     Notice of Dissolution of Group:

                                    Not Applicable


                               Page 6 of 10 Pages

Item 10                    Certification:

                                    By signing below I certify that, to the best
                           of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 10 Pages

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 10, 2005


                           The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                  WAM Acquisition GP, Inc.
                                      for itself and as general partner of
                                      COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                                  By:  /s/ Bruce H. Lauer
                                       -----------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                           The undersigned trust, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                  COLUMBIA ACORN TRUST



                                  By:  /s/ Bruce H. Lauer
                                       -----------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary

                               Page 8 of 10 Pages

                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of January 10, 2005 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust.


                               Page 9 of 10 Pages

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                           Dated:  January 10, 2005


                                  WAM Acquisition GP, Inc.
                                      for itself and as general partner of
                                      COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                                  By:  /s/ Bruce H. Lauer
                                       -----------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary




                                  COLUMBIA ACORN TRUST



                                  By:  /s/ Bruce H. Lauer
                                       -----------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary

                               Page 10 of 10 Pages